BUSINESS CORPORATIONS ACT

Alberta

ARTICLES OF AMENDMENT

1. Name of Corporation	2. Corporate Access Number
SYNSORB BIOTECH INC.	205993868

3.

1. Pursuant to subsection 29(5) of the *Business Corporations Act* (Alberta), the Articles of the Corporation are hereby amended by the creation of the first series of Preferred Shares, to be designated as "Preferred Shares, Series V", to be limited in number to 2,152,465 shares, each such Preferred Share, Series V having attached thereto the rights, privileges, restrictions and conditions set out in the attached the Schedule of Series Provisions; and

2. Pursuant to subsection 29(5) of the *Business Corporations Act* (Alberta), the Articles of the Corporation are hereby amended by the creation of the first series of Preferred Shares, to be designated as "Preferred Shares, Series W", to be limited in number to 3,874,437 shares, each such Preferred Share, Series W having attached thereto the rights, privileges, restrictions and conditions set out in the attached the Schedule of Series Provisions.

REGISTERED ON
THE ALBERTA REGISTRIES
CORES SYSTEM
APR 03 2003

4. DATE	SIGNATURE	TITLE
April 3, 2003	[signature]	Solicitor

SCHEDULE OF SERIES PROVISIONS
TERMS OF VOTING PREFERRED SHARES, SERIES V AND
NON-VOTING PREFERRED SHARES, SERIES W

The 2,152,465 Voting Preferred Shares, Series V ("*Series V Shares*") in the capital of the Corporation shall have attached thereto the following rights, restrictions, conditions and privileges:

ARTICLE I
GENERAL RIGHTS

1.1 In these articles pertaining to the Series V Shares, unless the context otherwise requires:

(a) "*Common Shares*" means the common shares in the authorized capital of the Corporation;

(b) "*holder*" means a holder of one or more outstanding Series V Shares as shown at any time and from time to time on the securities register of holders of Series V Shares as maintained by the Corporation in accordance with the *Business Corporations Act* (Alberta); and

(c) "*Voting Basis*" means the number of votes attached to an issued and outstanding Series V Share, which is one vote for each share, subject to adjustment in accordance with Article III hereof.

1.2 The holders of the Series V Shares are:

(a) Voting Rights: entitled to receive notice of and to attend and vote at all meetings of shareholders of the Corporation (except meetings at which only holders of a specified class, other than Common Shares, or series of shares are entitled to vote), and are entitled to exercise the right to vote in respect of each Series V Share held on the Voting Basis;

(b) Dividend Rights: not entitled to receive any dividend; and

(c) Liquidation, Dissolution or Winding-Up: not entitled to participate in the distribution of property or assets in the event of liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs other than payment of the redemption price specified in Article II hereof.

ARTICLE II
REDEMPTION

2.1 The Series V Shares shall be and shall be deemed to be redeemed without further notice, formality, or payment on a one-for-one basis at a price of $0.00287851 per share immediately and concurrently upon the earlier of (i) the issuance of Common Shares upon the exercise of Series A Warrants of the Corporation in accordance with the terms and conditions of the Series A Warrants, and (ii) the expiry of the Series A Warrants, and upon any such redemption all Series V Shares acquired by the Corporation shall be cancelled.

ARTICLE III
ADJUSTMENT

3.1 If and whenever at any time a Series V Share is outstanding, the Corporation:

(a) subdivides (or changes) the outstanding Common Shares into a greater number of shares;

(b) consolidates (or reduces or combines) the outstanding Common Shares into a lesser number of shares; or

(c) issues Common Shares to the holders of all or substantially all of the outstanding Common Shares by way of stock dividend (other than the issue of Common Shares to holders of Common Shares pursuant to their exercise of an option to receive dividends in the form of Common Shares in lieu of cash paid in the ordinary course on the Common Shares) or other distribution,

the Voting Basis is, on and after the effective date of such subdivision, consolidation or issuance, as the case may be, appropriately adjusted, and any holder of outstanding Series V Shares is entitled to exercise the voting rights attached to those Series V Shares, to maintain (by increase or reduction, as the case may be) the holder's proportionate voting position in respect of the outstanding Common Shares as of the effective date thereof. Any such adjustment is to be made successively whenever any event referred to in this section 3.1 occurs.

3.2 The adjustments provided for herein are cumulative and apply (without duplication) to successive events resulting in any adjustments.

3.3 Forthwith after any adjustment hereunder, the Corporation shall file, with its Transfer Agent, a certificate certifying as to the nature of such adjustment and, in reasonable detail, the event requiring and the manner of computing such adjustment.

3.4 If, in the opinion of the board of directors of the Corporation, the provisions of this Article III are not strictly applicable, or if strictly applicable would not fairly protect the rights of the holders of the Series V Shares in accordance with the intent and purposes hereof, the board of directors shall make any adjustment in such provisions as the board of directors deems appropriate having regard to the best interests of the holders of the Series V Shares.

The 3,874,437 Non-Voting Preferred Shares, Series W ("*Series W Shares*") in the capital of the Corporation shall have attached thereto the following rights, restrictions, conditions and privileges:

ARTICLE I
GENERAL RIGHTS

1.1 In these articles pertaining to the Series W Shares, unless the context otherwise requires:

(a) "*Class A Shares*" means the Class A shares in the authorized capital of the Corporation; and

(b) "*holder*" means a holder of one or more outstanding Series W Shares as shown at any time and from time to time on the securities register of holders of Series W Shares as maintained by the Corporation in accordance with the *Business Corporations Act* (Alberta).

1.2 The holders of the Series W Shares are:

(a) *Voting Rights*: not entitled to receive notice of or to attend or vote at any meeting of the holders of shares other than the Series W Shares of the Corporation (except meetings at which the holders of the Series W Shares are entitled by law to vote);

(b) *Dividend Rights*: not entitled to receive any dividend; and

(c) *Liquidation, Dissolution or Winding-Up*: not entitled to participate in the distribution of property or assets in the event of liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs other than payment of the redemption price specified in Article II hereof.

ARTICLE II
REDEMPTION

2.1 The Series W Shares shall be and shall be deemed to be redeemed without further notice, formality, or payment on a one-for-one basis at a price of $0.00287851 per share immediately and concurrently upon the earlier of (i) the issuance of Class A Shares upon the exercise of Series A Warrants of the Corporation in accordance with the terms and conditions of the Series A Warrants, and (ii) the expiry of the Series A Warrants, and upon any such redemption all Series W Shares acquired by the Corporation shall be cancelled.